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                                                                    EXHIBIT 4.E

                      NORTHWESTERN STEEL AND WIRE COMPANY

                        1994 DIRECTOR STOCK OPTION PLAN

  1. Purpose. The purpose of the 1994 Director Stock Option Plan of Northwestern Steel and Wire Company is to promote the interests of the Company by providing an inducement to obtain and retain the services of qualified persons, who are not employees of the Company or any Subsidiary or affiliate of the Company, to serve as members of the Board.

  2. Definitions. As used herein, the following terms shall have the following meanings:

    "Board" shall mean the Board of Directors of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Company" shall mean Northwestern Steel and Wire Company, an Illinois corporation.

    "Director" shall mean a member of the Company's board of directors.

    "Disability" shall mean the condition of an Optionee which renders such Optionee unable to engage in any substantial gainful activities by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months or which prevents such Optionee from serving as a Director.

    "Eligible Directors" shall mean all Directors except for those (1) which are employees of the Company or any Subsidiary or affiliate of the Company or (2) who are employees or affiliates of Kohlberg & Co., L.P., a Delaware limited partnership.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Fair Market Value" shall mean the arithmetic mean of the highest and lowest sale prices of the shares of the Company's Stock as reported on NASDAQ National Market System on (i) the relevant date for valuation or
  (ii) if there are no such sales on such date, the nearest preceding date upon which such sales took place.

    "Ineligible Directors" shall mean those Directors who are not Eligible Directors.

    "Option" shall mean an option to purchase shares of Stock, granted pursuant to the Plan and subject to the terms and conditions described in the Plan, which is not an "incentive stock option" within the meaning of
  Section 422A of the Code.

    "Optionee" shall mean a Director who is designated to receive Options pursuant to the Plan.

    "Plan" shall mean the Northwestern Steel and Wire Company 1994 Director Stock Option Plan, as amended from time to time pursuant to Section 7.

    "Stock" shall mean the Company's common stock, par value $.01 per share.

    "Subsidiary" shall mean a subsidiary of the Company as defined in Section 425(f) of the Code.

  3. Administration. The Plan shall be administered by the Ineligible Directors. Grants of Options under the Plan and the amount and nature of the awards to be granted shall be automatic as described in Section 5. The Ineligible Directors have the power to interpret the Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Plan as they may deem desirable. Any interpretation, determination, or other action made or taken by the Ineligible Directors shall be final, binding and conclusive. Any action reduced to writing and signed by all of the Ineligible Directors shall be as fully effective as if it had been taken by a vote at a meeting duly called and held. None of the Ineligible Directors shall be personally liable for any interpretation, determination or other action made in good faith with respect to the Plan or the Options.
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  4. Shares Subject to the Plan

  (a) Class. The shares which are to be made the subject of awards granted under the Plan shall be the Company's authorized but unissued Stock. In connection with the issuance of Stock under the Plan, the Company may repurchase Stock in the open market or otherwise.

  (b) Aggregate Amount. The total number of shares of Stock authorized for issuance pursuant to Options granted under the Plan shall not exceed 50,000 shares (subject to adjustment under Section 8(c)). If any outstanding Option expires or terminates prior to exercise for any reason, then the Stock allocable to the unexercised portion of such Option shall not be charged against the limitation of this Section 4(b) and may again become the subject of an Option granted under the Plan.

  5. Terms, Conditions and Form of Options. Each Option granted under the Plan shall be evidenced by a written agreement (the "Agreement") in such form as the Ineligible Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

    (a) Option Grants. On the date of the first meeting of the Board following the Annual Meeting of Shareholders in each year, each Eligible Director will automatically be granted an Option to purchase 2,500 shares of Stock, without further action by the Board.

    (b) Exercise Period. Options become exercisable no sooner than six months after the grant date of the Option; provided, however, that any Option granted pursuant to the Plan shall become exercisable in full upon the director's death or Disability. Options shall terminate five years from the date of grant. In the event any Eligible Director voluntarily resigns from the Board during any year of service, Options granted to such Eligible Director with respect to such year shall terminate upon the later of six months from the grant date and 90 days following such resignation.

    (c) Exercise Price. The price per share of Stock at which an Option may be exercised shall be equal to the Fair Market Value on the date the Option is granted.

    (d) Exercise Procedure. Options may be exercised (in full or in part) by written notice to the Company at its principal office specifying the number of shares of Stock with respect to which the Option is being exercised and accompanied by payment, in cash, Stock or the surrender of outstanding Options, of the exercise price for the shares with respect to which the Option is being exercised.

    (e) Options Non-Transferable. No option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. No interest of any Optionee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. During the lifetime of the Optionee, Options shall be exercisable only by the Optionee who received them or the Optionee's guardian or legal representative.

    (f) Death or Disability of Optionee. In the case of death, Options may be exercised by the person or persons to whom the Optionee's rights under the Option pass by will or applicable law or, if no person has such rights, by the Optionee's executors or administrators; provided that such person(s) consent in writing to abide by and be subject to the terms of the Plan and the Agreement and such written consent is delivered to an officer of the Company. In the case of Disability such that an Optionee is incapable of exercising an Option, Options may be exercised by the Optionee's legal guardian, or, if no such person exists, by the person or persons to whom the Optionee's rights under the Option pass by will or applicable law or, if no person has such rights, by the Optionee's executors or administrators; provided that such person(s) consent in writing to abide by and be subject to the terms of the Plan and the Agreement and such written consent is delivered to an officer of the Company.

    (g) Termination of Services as Director. If an Optionee ceases to be a Director for any reason, he, or such person's representative as provided in
  Section 5(f), may exercise such person's Option at any time or from time to time, but in no event later than the expiration date specified pursuant to
  Section 5(b).

    (h) No Rights as Shareholder. No Optionee shall have any rights as a shareholder with respect to any shares subject to Options prior to the date of issuance to such person of a certificate or certificates for such shares.

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  6. Compliance With Other Laws and Regulations. The Plan, the grant and exercise of Options under the Plan, and the obligation of the Company to transfer shares under such Options shall be subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Optionees, and to any approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange or the NASDAQ National Market System on which the Stock may then be listed, where such listing is required under the rules or regulations of such exchange or system, and (b) the compliance with applicable federal and state securities laws and regulations relating to the issuance and delivery of such certificates; provided, however, that the Company shall make all reasonable efforts to so list such shares and to comply with such laws and regulations.

  7. Amendment and Discontinuance. The Board may from time to time amend, suspend or discontinue the Plan; provided, however, that, subject to the provisions of Section 8(c), no action of the Board without approval of the shareholders of the Company may be taken if such action would cause the Plan to fail to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, as then in effect without the consent of each Option holder. Notwithstanding the foregoing, Section 5 shall not be amended more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder.

  8. General Provisions.

  (a) Assignability. The rights and benefits under the Plan shall not be assignable or transferable by an Eligible Director other than by will or by the laws of descent and distribution, and during the lifetime of the director, Options granted under the Plan shall be exercisable only by him.

  (b) Termination of Plan. No Options may be granted under this Plan after the date which is five years after the effective date of the Plan (or if such date is not a business day, on the next succeeding business day). The Plan shall automatically terminate after all Options granted thereunder have terminated or expired.

  (c) Adjustments in Event of Change in Stock. In the event of any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination, or exchange of shares, or of any similar change affecting the Stock, the number and class of shares subject to outstanding Agreements, the exercise price per share thereof, and any other terms of the Plan or the Agreements which in the Ineligible Directors' sole discretion require adjustment shall be appropriately adjusted consistent with such change in such manner as the Ineligible Directors may deem appropriate.

  (d) No Right to Continue as a Director. None of the Plan, the granting of an Option or any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time or at any particular rate of compensation.

  (e) ERISA. The Plan is not an employee benefit plan which is subject to the provisions of ERISA and the provisions of Section 401(a) of the Code are not applicable to the Plan.

  (f) Non-Statutory Stock Options. All Options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422A of the Code.

  (g) Effective Date of the Plan. The Plan shall take effect upon adoption by the shareholders of the Company.

  (h) Governing Law. The Plan and all interpretations and determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Illinois without regard to the choice of law provisions thereof.

  (i) Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

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